EXHIBIT 99.1


[LOGO]IMMTECH


CONTACT: F. C. Thompson: 877-898-8038

            T. STEPHEN THOMPSON, PRESIDENT AND BOARD MEMBER, RETIRES

Vernon Hills, IL, May 3, 2006 -- Immtech Pharmaceuticals, Inc. (AMEX: IMM) announced today the retirement of T. Stephen Thompson, President and member of its Board of Directors, effective May 1, 2006. Mr. Thompson has led Immtech's management for the past 15 years through many important developments including the licensing of the pharmaceutical dication platform technology in 1998.

Mr. Thompson will remain a consultant to the Company, continuing to assist Immtech in strategic business and scientific development. Eric L. Sorkin, who is Immtech's Chairman and Chief Executive Officer, will assume the role of President.

"After fifteen exciting years with Immtech, managing the Company through its critical growth, it is time for the new management team to move the Company forward. Immtech is progressing toward the filing of its first New Drug Application. Mr. Sorkin has contributed to the Company's growth as a member of the Board of Directors and more recently as its Chief Executive Officer. He is focused on the commercialization of Immtech's drug candidates and I will continue to champion Immtech's efforts in a supportive, consulting role," stated Mr. Thompson.

Mr. Sorkin said "We thank Mr. Thompson for his many years of service and dedication to the Company. With his continued support and the diligence of the Company's talented and energized management team, we are aggressively driving Immtech toward commercial success."

About Immtech Pharmaceuticals

Immtech Pharmaceuticals, Inc. is focused on developing and commercializing drugs to treat infectious diseases, and the Company is expanding targeted markets by applying its proprietary pharmaceutical platform to treat other disorders. Immtech has advanced clinical programs that include new treatments for malaria, Pneumocystis pneumonia and African sleeping sickness (Trypanosomiasis) and drug development programs for tuberculosis and fungal infections. The Company has worldwide licensing and exclusive commercialization rights to a large library of well-defined compounds from which a pipeline of therapeutic products could be developed. For additional information, please go to http://www.immtechpharma.com.

"Safe Harbor" Statement under the Private Securities Reform Act of 1995:
Statements in this press release regarding Immtech Pharmaceuticals, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.